 As filed with the Securities and Exchange Commission on April 11, 1997
                                         Registration No: 333-_________
========================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549
                         -----------------------

                                FORM S-8

                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                       ---------------------------

                           UNOCAL CORPORATION
           (Exact name of registrant specified in its charter)

                Delaware                           95-3825062
    (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)           Identification No.)

     2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245
      (Address, including zip code, of Principal Executive Offices)

                UNOCAL SPECIAL STOCK OPTION PLAN OF 1997
                        (Full title of the plan)

                         DENNIS P.R. CODON, ESQ.
         VICE PRESIDENT, CHIEF LEGAL OFFICER AND GENERAL COUNSEL
                    2141 Rosecrans Avenue, Suite 4000
                      El Segundo, California 90245
                             (310) 726-7651
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                       ---------------------------

                     CALCULATION OF REGISTRATION FEE
========================================================================
                                        Proposed  Proposed
                                         Maximum   Maximum     Amount
                                        Offering  Aggregate      of
Title of Securities    Amount to be     Price Per Offering    Registra-
  to be Registered      Registered      Share (1) Price (1)   tion Fee
========================================================================
Common Stock, $1.00
par value per share
(including Preferred
Stock Purchase Rights) 2,000,000 shares $38.75  $77,500,000   $23,485
========================================================================
    (1) Solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices reported in the consolidated reporting system for April 7, 1997.
========================================================================

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Securities and Exchange Commission (the "Commission"):

    (a) The Annual Report on Form 10-K of Unocal Corporation ("Unocal") for the fiscal year ended December 31, 1996;

    (b) All other reports filed pursuant to Section 13(a) or 159d) of the Secutities Exchange Act of 1934, as amended (the "Exchange act"), since December 31, 1996; and

    (c) The descriptions of Unocal's Common Stock, $1.00 par value per share ("Common Stock") (including the associated Preferred Stock Purchase Rights) and the 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust, (the "Trust Convertible Preferred Securities"), the guarantee thereof by Unocal (the "Guarantee"), and the 6 1/4% Convertible Junior Subordinated Debentures of Unocal (the "Convertible Debentures") (insofar as the rights thereof may materially limit or qualify the rights evidenced by, or amounts payable with respect to, the Common Stock) set forth under the captions "Description of the Common Stock," "Description of the Trust Convertible Preferred Securities," "Description of the Guarantee," "Description of the Convertible Debentures," and "Effect of Obligations under the Convertible Debentures and the Guarantee" in the Prospectus dated August 7, 1996, included in the Registration Statement on Form S-4 of Unocal and Unocal Capital Trust (File Nos. 333-09137 and 333-09137-01), as amended by Pre-Effective Amendment No. 1 thereto.

    All documents filed by Unocal pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

    Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for Unocal by Dennis P.R. Codon, Esq., Vice President, General Counsel and Chief Legal Officer of Unocal. As of March 15, 1997, Mr. Codon owned 20,367 shares of Common Stock, excluding any shares purchased from the reinvestment of dividends in the Unocal ESOP in 1997 not yet reported to participants. He also held options to purchase 35,227 shares of Common Stock at prices ranging from $26.375 to $32.8125, with expiration dates ranging from 2003 to 2006. In addition, Mr. Codon held 12,763 performance share units, which could be paid out in up to 25,526 shares of Common Stock four years after their award dates, depending upon Unocal's total return to stockholders.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

    In addition, Unocal has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 8.  Exhibits.

    The Exhibit Index on page 7 of this registration statement lists the exhibits that are filed as part of this registration statement.

Item 9.  Undertakings.

                         (a) The undersigned Registrant hereby
                         undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (b) To reflect in the prospectus any facts or events
            arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of Registration Fee" table in the effective registration statement;

                    (c) To include any material information with respect
            to the plan distribution not previously disclosed in this statement or any material change to such information in this registration statement;

    Provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on April 2, 1997

                            UNOCAL CORPORATION

                            By /S/CHARLES S. MCDOWELL
                              --------------------------
                              Charles S. McDowell
                              Vice President and Comptroller

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

        SIGNATURE                    TITLE                    DATE
        ---------                    -----                    ----

    /S/ROGER C. BEACH *         Chairman of the
   --------------------     Board of Directors and       April 2, 1997
      Roger C. Beach        Chief Executive Officer

   /S/NEAL E. SCHMALE *     Chief Financial Officer
  ---------------------           and Director           April 2, 1997
     Neal E. Schmale

  /S/CHARLES S. MCDOWELL*      Vice President and
 ------------------------    Comptroller(Principal       April 2, 1997
   Charles S. McDowell        Accounting Officer)


   -------------------              Director
     John W. Amerman

   /S/MACDONALD G. BECKET*
-------------------------           Director             April 2, 1997
   MacDonald G. Becket

/S/JOHN W. CREIGHTON, JR.*
---------------------------         Director             April 2, 1997
  John W. Creighton, Jr.

        SIGNATURE                    TITLE                    DATE
        ---------                    -----                    ----

  /S/MALCOM R. CURRIE  *
  ----------------------            Director             April 2, 1997
    Malcolm R. Currie

  /S/FRANK C. HERRINGER*
 -----------------------            Director             April 2, 1997
    Frank C. Herringer

  /S/JOHN F. IMLE, JR. *
  ----------------------            Director             April 2, 1997
    John F. Imle, Jr.

   /S/DONALD P. JACOBS *
  ---------------------             Director             April 2, 1997
     Donald P. Jacobs

  /S/CHARLES R. WEAVER *
  ----------------------            Director             April 2, 1997
    Charles R. Weaver

  /S/J. STEVEN WHISLER *
  ----------------------            Director             April 2, 1997
    J. Steven Whisler

 /S/MARINA V.N. WHITMAN*
 ------------------------           Director             April 2, 1997
   Marina V.N. Whitman

* By /S/CHARLES S. MCDOWELL
     ----------------------
     Charles S. McDowell

    Pursuant to the requirements of the Securities Act of 1933, the members of the Management Development and Compensation Committee who administer the Unocal Special Stock Option Plan, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, April 2, 1997.

                            UNOCAL SPECIAL STOCK OPTION PLAN

                            By  /S/DONALD P. JACOBS             *
                              ----------------------------------
                              Donald P. Jacobs
                              Member, Management Development and
                              Compensation Committee

                              * By /S/CHARLES S. MCDOWELL
                                   -----------------------------
                                   Charles S. McDowell

                              EXHIBIT INDEX



EXHIBIT
NUMBER              EXHIBIT
-------             -------

  4.1 Certificate of Incorporation of Unocal, as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 2 on Form 10-K/A to Unocal's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-8483).

  4.2 Bylaws of Unocal, as amended though February 3, 1997, and currently in effect (incorporated by reference to Exhibit 3.1 to Unocal's Current Report on Form 8-K dated February 3, 1997, and filed February 7, 1997, File No. 1-8483).

  4.3 Rights Agreement, dated as of January 29, 1990, between Unocal and The Chase Manhattan Bank, as successor Rights Agent (incorporated by reference to Exhibit 1 to Unocal's Current Report on Form 8-K dated January 29, 1990, File No. 1-8483).

   5   Opinion of Dennis P. R. Codon, Esq., Vice President, Chief  Legal
        Officer and General Counsel, to Unocal.

 23.1  Consent of Coopers & Lybrand L.L.P.

 23.2 Consent of Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel (included in Exhibit 5).

  24   Power of Attorney.